Exhibit (d)(6)(b)

MAINSTAY VP FUNDS TRUST

THIS ASSUMPTION AGREEMENT (the “Agreement”) is made as of this 31st day of August, 2021, by and between Mellon Investments Corporation, a Delaware corporation (“Mellon”), and Newton Investment Management North America, LLC (“Newton”).

W I T N E S S E T H T H A T:

WHEREAS, MainStay VP Funds Trust, a Delaware statutory trust (the “Trust”), is a registered open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, New York Life Investment Management, LLC, a Delaware limited liability company (“New York Life Investments”), and the Trust are parties to an Amended and Restated Management Agreement, dated May 1, 2015, as amended to date, with respect to the Trust’s separate investment series; and

WHEREAS, Mellon has previously entered into a subadvisory agreement with New York Life Investments, dated November 30, 2018, as amended on May 1, 2021 (collectively, the “Mellon Subadvisory Agreement”), pursuant to which Mellon has served as subadvisor to the MainStay VP Natural Resources Portfolio, a series of the Trust (the “Portfolio”); and

WHEREAS, Mellon and Newton intend that Newton act as subadvisor to the Portfolio pursuant to the Mellon Subadvisory Agreement; and

WHEREAS, Newton and Mellon are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of The Bank of New York Mellon Corporation.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Newton hereby assumes all rights and obligations of Mellon under the Mellon Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the Portfolio.

2. Mellon and Newton hereby represent that after the assumption referred to above: (a) the management personnel responsible for providing subadvisory services to the Portfolio under the Mellon Subadvisory Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Portfolio; and (b) Mellon and Newton will remain under common control of The Bank of New York Mellon Corporation. Consequently, Mellon and Newton hereby represent that the assumption contemplated hereunder is being made in reliance upon Rule 2a-6 under the 1940 Act because it does not involve a change in actual control or actual management with respect to the subadvisor for the Portfolio..

3. Mellon and Newton represent and warrant that: (i) all actions required of Mellon and Newton for Newton to assume Mellon’s duties and obligations under the Mellon Subadvisory Agreement with respect to the provision of subadvisory services to the Portfolio has been taken; and (ii) this Agreement creates a valid and binding agreement enforceable against Mellon and Newton in accordance with its terms.

3. Newton represents and warrants that: (i) Newton is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; and (ii) Newton is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as a subadvisor to the Portfolio.

5. New York Life Investments does not object to actions taken and to be taken under this Agreement and consents to any and all requisite corresponding updates to the Mellon Subadvisory Agreement contemplated hereunder.

6. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, New York Life Investments, Mellon and Newton have caused this Agreement to be executed by their duly authorized officers and attested effective as of the day and year first above written.

Mellon Investments Corporation

By: /s/ Michael Germano______________

Name: Michael Germano  __

Title: COO_________________________

Newton Investment Management North America, LLC

By: /s/ Michael Germano______________

Name: Michael Germano  __

Title: CEO_________________________

Acknowledged and Accepted by:

New York Life Investment Management, LLC

By: /s/ Yie-Hsin Hung

Name: Yie-Shin Hung

Title: Chief Executive Officer